EXHIBIT 99.1

Contact:
Jerrold J. Pellizzon	Dan Matsui/Eugene Heller
Chief Financial Officer	Silverman Heller Associates
Telephone: (714) 549-0421 x262	(310) 208-2550
e-mail: jpellizzon@ceradyne.com	dmatsui@sha-ir.com

CERADYNE INC. REPORTS

PRELIMINARY FOURTH-QUARTER, 12-MONTH 2003 RESULTS

Sales, New Orders, and Backlog Hit Record Levels for Quarter, Year

Costa Mesa, Calif. and New York (January 6, 2004) – Ceradyne, Inc. (Nasdaq NM: CRDN) today announced unaudited preliminary results for the fourth quarter and year ended December 31, 2003.

Fourth quarter 2003 sales were a record $33.0 million, an increase of 87.5% from the $17.6 million in the fourth quarter of 2002. New orders for the fourth quarter 2003 amounted to $69.5 million, also a record, representing an increase of 177.2% from the $25.1 million of new orders in the fourth quarter of 2002.

For the year 2003, sales reached a record $101.3 million, 65.6% higher than the $61.2 million for 2002. New orders also hit a record $170.0 million, a 145.8% increase from $69.2 million in 2002.

Backlog at the end of 2003 was at a record $104.2 million, including $1.1 million of unexercised options, an increase of 192.1% over the year-end 2002 backlog of $35.7 million, which included $1.4 million of unexercised options.

For the full year 2003, the “book to bill” ratio was 1.68 to 1.

Final results for the fourth quarter and year ended December 31, 2003, are expected to be released in February 2004.

Ceradyne Chief Executive Officer Joel Moskowitz commented: “The record sales, new orders and backlog for the fourth quarter and all of 2003 represent significant achievements for Ceradyne. Although our country’s urgent need for military ceramic body armor clearly was the engine of growth for Ceradyne in 2003, other Ceradyne commercial and industrial products also contributed to the growth picture. Of particular significance as we look towards 2004 is the record backlog which gives us the confidence that 2004 will be another record year.

Moskowitz added: “We are continuing to invest in our manufacturing facilities and are in the process of adding several new plants in order to meet the anticipated 2004 demand for Ceradyne products in defense as well as commercial and industrial markets. Our Irvine, California facility is now in production of Clarity™ orthodontic ceramic brackets and ceramic diesel engine components. We are in the process of increasing our armor ceramic production capacity in Costa Mesa, California by 50%. Our new Lexington, Kentucky operation is scheduled to be in production of silicon nitride engine and industrial parts in the second half of 2004 and we are expanding our Atlanta, Georgia operation with two plants scheduled to be up and running in 2004 for the fabrication of ceramic missile nose cones and crucibles used in the production of polycrystalline silicon solar cells.”

Ceradyne Chief Executive Officer Joel Moskowitz will be presenting at the Needham & Company Growth Conference today in New York City. Mr. Moskowitz will discuss Ceradyne’s business, growth strategy, and outlook during the 30-minute presentation scheduled for Tuesday, January 6, at 10:30 a.m. Eastern and webcast live at www.ceradyne.com and www.wallstreetwebcasting.com/webcast/needham7/crdn. The presentation will be archived for 60 days on those sites.

Ceradyne develops, manufactures, and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained therein, certain matters discussed in the presentation constitute forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those projected. The Company may use words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions to identify forward-looking statements. These risks and uncertainties are described in the Company’s prospectus dated July 1, 2003, and in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, as filed with the Securities and Exchange Commission.

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